Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

between

ACCUDX CORPORATION

and

GRANT LIFE SCIENCES, INC.

THIS LICENSE AGREEMENT is made and entered into as of this 7th day of March, 2005 (“Effective Date”), by and between the ACCUDX CORPORATION, a California corporation with offices located at 9466 Black Mountain Road, Suite 130, San Diego, CA 92126 USA (hereinafter referred to as "Licensor") and GRANT LIFE SCIENCES, INC., a Nevada corporation with its principal place of business at 64 East Winchester, Suite 205, Murray, UT 84107 USA (hereinafter referred to as "Licensee").

WHEREAS, Licensor owns certain rights, title, and interest in and to the Licensed Technology (as defined herein), as follows:

1.	DxStrip HIV-1 and HIV-2, Rapid Test for HIV-1 and HIV-2, Catalogue # DSH3CS204, for in-vitro diagnostic use only.

2.	AccuSpot™ Dengue Fever, Rapid Test for Dengue Fever IgM and IgG, Catalogue #ASDF-CS201, for in-vitro diagnostic use only.

3.	Trade Secrets/Know-how/manufacturing support - Colloidal Gold Suspension /Colloidal Gold custom manufacturing business; and

WHEREAS, Licensor wishes to have the Licensed Technology further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

WHEREAS, Licensee desires to hereby enter into this Agreement whereby Licensee obtains the exclusive rights to use the Licensed Technology for commercial purposes; and

WHEREAS, Licensee represents that it possesses the expertise to do so; and

WHEREAS, Licensor is willing to enter into this Agreement with Licensee, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1  “Affiliate” shall mean a corporation, company, partnership, or other legal entity that controls or is controlled by, or is under common control, by Licensee. In the case of a corporation or company, “control” means ownership either directly or indirectly of at least fifty percent (51%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty-one percent (51%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities..

1.2  "Agreement" or "License Agreement" shall mean this Agreement.

1.3  Authorized Uses” shall mean uses of the Licensed Technology to develop and make and have made Licensed Product(s) for use, license, market, distribution and sale.

1.4  "Field of Use" shall mean: commercial sale.

1.5       “Licensed Product(s)” shall mean products or services, the development, manufacture, use or sale of which would require the use of Licensed Technology.

1.6  "Licensed Technology” shall mean (i) DxStrip HIV-1 and HIV-2, Rapid Test for HIV1 and HIV-2, Catalogue # DSH3CS204; (ii) AccuSpot™ Dengue Fever, Rapid Test for Dengue Fever IgM and IgG, Catalogue #ASDF-CS201; and (iii) Trade Secrets/Know how/manufacturing support - Colloidal Gold Suspension /Colloidal Gold custom manufacturing business.

1.7        "Licensed Territory" shall mean worldwide.

1.8   “Net Sales” means the amounts invoiced by Licensee and its Affiliates for the arms-length sale of Licensed Product to customers and distributors, less qualifying costs directly attributable to such sale and actually identified on the invoice. Such qualifying costs shall be limited to the following:

(a)  Customary trade, quantity, cash and prompt payment discounts to wholesalers and distributors;

(b)  Credits or refunds, not exceeding the original invoice amount, for claims, rejections and returns;

(c)  Actual outbound transportation costs and transportation insurance premiums;

(d)  Any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of any Licensed Material or Licensed Product, paid by or on behalf of Licensee, any Affiliate of Licensee, or a Sublicensee;

(e)  Bad debts and any cost of collection; and

(f)  Costs incurred by Licensee for providing samples to customers in reasonable and customary amounts.

In any transfers of Licensed Technology or Licensed Product between Licensee and its Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Technology or Licensed Product to a Third Party. In the event that Licensee or a Licensee Affiliate receives non-cash consideration for any Licensed Technology or Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.

ARTICLE 2. GRANT OF LICENSE

2.1  Exclusive License. Subject to compliance with this Agreement, and subject to the reservation of rights stated below, Licensor grants to Licensee an exclusive license to the Licensed Technology on a royalty-bearing basis, including the exclusive right to grant sublicenses, for revenue-generating Authorized Uses in the Field of Use in the Licensed Territory. Licensee may not sell Licensed Technology to a third-party or seek patent protection for Licensed Technology. In order to ensure that Licensee can use the license, Licensor will supply know-how, any and all constructs, any and all clones, any and all recombinant proteins, any and all antibodies, any and all equipment, reagents and other such materials as required to manufacture and sell Licensed Technology.

2.2 Exclusivity.

(a) Except as otherwise provided in this Article 2, during the Term, Licensor shall not, directly or indirectly, (i) sell or distribute in the Licensed Territory other than to or through Licensee as provided herein any Licensed Products, or (ii) use or grant any other license for the use of the Licensed Technology in connection with the sale or distribution of Licensed Products in the Licensed Territory; provided, however, that nothing contained herein shall prevent Licensor or its Affiliates or any of their other distributors or licensees from (A) manufacturing, selling or distributing in the Licensed Territory goods of all types and descriptions other than Licensed Products (or from using or granting any other license for the use of the Licensed Technology in connection with the manufacture, sale or distribution of such goods) or (B) manufacturing, selling or distributing in the Licensed Territory Licensed Products using technology that is not the Licensed Technology

(b) All products, other than Licensed Products, manufactured and/or sold by Licensee shall be distinguished from Licensed Products, and Licensee shall avoid confusing similarity between such other products and Licensed Products. In furtherance of the foregoing, Licensee shall not manufacture and/or sell any products (other than Licensed Products) that are equivalent or higher quality than Licensed Products or are otherwise directly competitive in the marketplace with Licensed Products.

2.3 Sublicensing. Licensee will have the exclusive right to grant sublicenses, limited to the Field of Use, consistent with the terms and conditions of this Agreement provided that as between Licensor and Licensee, Licensee will be responsible for the enforcement of such terms and conditions. Except as Licensor may in its discretion otherwise agree in writing, any sublicense granted by Licensee under this Agreement will provide for termination upon termination of this Agreement. Licensee will provide to Licensor notice of all intended sublicense agreements. Licensee will provide the Licensor written notice of all intended sublicense agreements and provide copies of all such sublicense agreements at least ten (10) days in advance of final signature, for consent of Licensor, such consent not to be unreasonably withheld and to be acted on in an expeditious manner.

ARTICLE 3. OPERATIONS UNDER THE LICENSE

3.1 Licensee shall use its commercially reasonable best efforts throughout the term of this Agreement to promote the sale, marketing and distribution of the Licensed Products, in the licensed Field of Use and to create, supply, and market in the Licensed Territory. Except as expressly set forth in this Agreement, Licensee will be solely responsible for the selling, marketing and distribution of the Licensed Products..

3.2 At the option of the Licensee, Licensor shall use its best efforts to assist Licensee in facilitating manufacturing at the Licensor’s FDA/GMP-compliant contract manufacturing maquiladora facility in Tijuana, Mexico or another facility at which the Licensor manufactures Licensed Products.

3.3 Licensee shall have the right, at its own expense, to apply for additional patents relating to the Licensed Technology. Licensor shall use its best efforts to cooperate with Licensee in facilitating any such patent applications. The Patent Applications shall be assigned for use by the Licensee but will be owned by Licensor subject to Article 9 herein.

ARTICLE 4. CONSIDERATION FOR LICENSE

4.1 License Fee.

(a) Licensee shall pay Licensor a one-time license fee in the amount of fifteen thousand dollars ($15,000) upon execution hereof by delivery of a check payable to the order of AccuDx, Inc. or, at the Licensor’s option, by wire transfer of immediately available funds to an account designated by the Licensor. Said license fee shall not be credited toward any other obligation of Licensee under this Agreement.

(b) Licensee shall deliver a promissory note upon execution hereof as additional compensation with a $35,000 principal amount bearing interest at 6% per annum on the outstanding balance paid quarterly in arrears and with a term of two years from date of closing. The note shall amortize quarterly in arrears over the term of the note in an amount equal to $4,375 per period.

4.2 For a period of two years after the effective date hereof, should the Licensee make any public offering of its securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, Licensor shall be entitled, and the Licensee agrees, to include in such registration any or all of the common stock issuable granted to Licensor by the Licensee as consideration hereunder (commonly referred to as “Piggyback Registration Rights”). Such Piggyback Registration Rights, include, at Licensor’s option, registration on Form SB-2. Notwithstanding the foregoing, the Licensor shall have no Piggyback Registration Rights with respect to the Company’s current registration statement on file with the Securities and Exchange Commission or upon any amendments thereto. All such registration rights shall be subject to customary market stand-off and underwriter cutback provisions.

4.3 Royalty On Net Sales. As further consideration for the grant of rights hereunder, Licensee will pay Licensor a royalty equal to three percent (3%) of Net Sales of Licensed Product.

ARTICLE 5. REPORTS AND PAYMENTS

5.1  Written Reports. Licensee agrees to make written reports and payments of earned royalties to Licensor within thirty (30) days of the end of each calendar quarter for the term of this Agreement. For the quarter being reported, Licensee will provide:

(a)	For each Licensed Product, the Net Sales during the reporting period.

(b)	Total payments due to Licensor, with supporting calculations.

Concurrent with the issuance of each report, Licensee shall pay Licensor the amounts due for the quarter covered by such report. Reports are required even if no earned royalties are due.

5.2 Payments. All monies to be paid by Licensee hereunder shall be paid in U.S. Dollars. To the extent that Net Sales received by Licensee in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Net Sales shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such calendar quarter, as such rate is determined by the Chase Manhattan Bank of New York. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose Licensor from exercising any other rights it may have because any payment is late.

ARTICLE 6. CONFIDENTIALITY

6.1 Licensee Obligations. Licensee shall keep the Licensed Technology confidential, except to the extent information needs to be disclosed to commercialize the Licensed Product.

6.2 Licensor Obligations. Licensor shall not without the express written consent of Licensee, for any reason or at any time either during or subsequent to the term of this Agreement, disclose to third parties other than to their financial and legal advisors information about the sales, profits and business affairs of Licensee they receive access to in connection with this Agreement.

ARTICLE 7. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

Each Party warrants to the other that it is fully empowered to enter into this Agreement. Licensor makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Technology or that such Licensed Technology may be exploited by Licensee or its Affiliates without infringing any rights of any other party. Licensor makes no covenant to defend any infringement charge by a third party of Licensed Technology. Licensor does not warrant that the Licensed Technology will meet Licensee’s or any of Licensee’s customer’s specific requirements. Licensee warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Technology.

ARTICLE 8. DAMAGES, INDEMNIFICATION, AND INSURANCE

8.1  Indemnification. Licensee shall defend, indemnify and hold Licensor, their trustees, officers, agents, employees or assigns, and [the Inventors] harmless from any and all claims, demands, actions and causes of action against Licensor, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Technology or Licensed Product(s) by or through the Licensee or its Affiliate(s) or Sublicensees; provided, however, that Licensee shall not be required to indemnify Licensor where damages are solely caused by the fault of the Licensed Technology or Licensed Products or the fault or negligence of the Licensor. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action. Licensor promptly shall notify Licensee of any claim, demand, action or other proceeding for which Licensor intends to claim indemnification. Licensee shall have the right to participate in, and to the extent Licensee so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Licensee; provided, however, that Licensor shall have the right to retain its own counsel, with the fees and expenses to be paid by Licensor, if representation of Licensor by the counsel retained by Licensee would be inappropriate due to actual or potential differing interests between Licensor and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of Licensee, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to Licensee within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such indemnitor of any liability to Licensor under this Article 8 with respect thereto, but the omission so to deliver notice to Licensee shall not relieve it of any liability that it may have to Licensor other than under this Article 8. Licensee may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of Licensor without the prior express written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Licensor and their employees and agents, shall reasonably cooperate with Licensee and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 8.

8.2 Licensor shall defend, at its cost and expense, and with counsel of its choice, any action or proceeding brought against Licensee for alleged infringement arising out of Licensee's use of the Licensed Products in accordance with the provisions of this Agreement. If any such action or proceeding is brought against Licensee, Licensee shall give Licensor prompt notice thereof.

8.3 Licensor shall not hold Licensee liable for any claims, suits, actions, damages, costs, expenses (including attorneys' fees) or losses (collectively, "Damages") incurred through claims of third parties brought against Licensor for alleged infringement arising out of Licensee's use of the Licensed Products in accordance with this Agreement. Licensor shall indemnify Licensee and hold Licensee harmless from and against any and all Damages incurred through claims of third parties brought against Licensee for alleged infringement arising out of Licensee's use of the Licensed Product in accordance with this Agreement.

8.4 Insurance. Licensee agrees to maintain such product liability and other insurance as is customary in its industry.

8.5 Notification of Claims. Licensee shall promptly notify Licensor of each claim relating in any way to a Licensed Product and provide Licensor with Licensee’s good-faith evaluation of the claim.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party in accordance with its terms, and the execution by such party of this Agreement and the performance of its obligations hereunder will not violate or result in a breach of or default under any contract, agreement, instrument, judgment, decree, order, ruling or statute or regulation to which such party is presently a party or by which it or its properties may be is subject.

Licensor represents and warrants to Licensee that (i) Licensor owns all right, title and interest in and to the Licensed Products, free and clear of all liens, claims and encumbrances, (ii) Licensor has full legal right, power and authority to execute and deliver this Agreement, and perform all of the transactions contemplated hereby, without conflict with, or infringement on, the rights of any third party, and (iii) there are no actions pending or, to the best of its knowledge, threatened with respect to the use of the Licensed Products in the manner contemplated hereunder.

ARTICLE 10. TERM AND TERMINATION

10.1 Term. Unless otherwise extended in writing by mutual agreement of Licensor and Licensee, this Agreement will remain valid and in force for ten (10) years from the Effective Date.

10.2 Voluntary Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If Licensee terminates this Agreement under this provision, Licensor will not be under any obligation to return any portion of the consideration paid by Licensee to Licensor. In the event of such termination, Licensee agrees, upon the request of , to provide with all existing data in support of governmental registration of Licensed Products, if any.

10.3 Voluntary Termination by Licensor. If Licensee should at any time default or commit any breach of any covenant or any obligation of the license which could have a material adverse effect, and should fail to remedy any default or breach within thirty (30) days of Licensee’s receipt of written notice, Licensor may, at its sole option, terminate this license by notice in writing to the Licensee. Upon termination, Licensee shall remain responsible for all obligations contained in this Agreement, including without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by Licensor as a result of Licensee’s breach and/or default.

10.4 Termination in Event of Insolvency. If Licensee: (a) liquidates and ceases to carry on its business, (b) becomes “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then Licensor may terminate this Agreement without prejudice to any other remedy to which Licensor may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to Licensee.

10.5 Effect of Termination.

(a) Upon termination of the Agreement Licensee shall cease all uses of the Licensed Technology. If this Agreement is terminated for any reason whatsoever, Licensee shall return, or at Licensor 's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, Licensee shall cease manufacturing, processing, producing, using, or selling Licensed Products; provided, however, that Licensee may continue to sell in the ordinary course of business for a period of six (6) months reasonable quantities of Licensed Products that are fully manufactured and in Licensee 's normal inventory at the date of termination if (a) all monetary obligations of Licensee to Licensor have been satisfied, and (b) royalties on such sales are paid to Licensor pursuant to Article 4 and 5 herein. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

(b) In the event of termination of the Term, Licensor shall have the prior right and option to purchase any or all of the Licensed Products (including related work in process) as Licensee may require to fill any unfilled orders received prior to such expiration or termination), at the cost thereof to Licensee, as carried on its books of account, but which amount shall not exceed the reasonable cost to Licensor of comparable goods. Upon such termination or expiration the parties hereto shall jointly immediately cause physical inventories to be taken of (a) Licensed Products of Licensee on hand (including Licensed Products in the process of manufacture on hand and for which orders have been placed that cannot be canceled without penalty. Such inventories shall be reduced to writing and copies thereof shall be delivered to and signed by each party.

10.6 Survival. The provisions of Articles 6, 7 and 8 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 11. ADDITIONAL PATENTS

At Licensee’s expense, Licensee shall have the right to apply for additional patents with the cooperation of the Licensor. Such patents shall be owned by the Licensor; provided that Licensor assigns them to Licensee.

ARTICLE 12. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of Licensor and Licensee, provided, however, that any assignment of this Agreement by Licensee to a third party (other than in connection with the transfer of the entire business of Licensee) may be made only upon prior written consent of Licensor, which consent may not be unreasonably withheld by Licensor.

ARTICLE 13. MISCELLANEOUS

13.1 Legal Compliance. Licensee shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. Licensee shall not take any action that would cause Licensor or Licensee to violate any laws and regulations.

13.2 Independent Contractor. The relationship between Licensee and Licensor shall be that of an independent contractor only. Neither Party shall be the agent of the other Party nor shall have authority to act for or on behalf of the other in any matter. Persons retained by a Party as employees or agents shall not by reason thereof be deemed to be employees or agents of the other Party.

13.3 Use of Names. The Parties and their Affiliates shall obtain the prior written approval of the other Parties (and their Affiliates, as applicable) prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both Licensee and Licensor shall have the right to publicize the existence of this Agreement; however, neither Licensee nor Licensor shall disclose the terms and conditions of this Agreement without the other party's consent, except as set forth in Article 6 or as required by law.

13.4 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Utah.

13.5 Governing Law; Venue. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Utah and the United States of America. Any dispute between Licensor and Licensee shall be determined solely and exclusively by a court of competent jurisdiction in the State of Utah. The prevailing party in any litigated dispute shall be entitled to reimbursement of its attorney’s fees and costs.

13.6 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

13.7 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.
13.8 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required.

ARTICLE 14. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Licensee:
Stan Yakatan
Chief Executive Officer
Grant Life Sciences, Inc.
64 East Winchester
Suite 205
Murray, UT 84107

With a copy to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018

If to Licensor:       Ravi Pottahil
8806 Cliffridge Avenue
La Jolla, CA 92307
Facsimile: (858) 777-3600

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

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IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

LICENSOR:	LICENSEE:
AccuDx Corporation	Grant Life Sciences, Inc.

By: /s/ Ravi Pottahil	By: /s/ Stan Yakatan
Name: Ravi Pottahil	Name: Stan Yakatan
Title: President	Title: Chief Executive Officer